Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 26th day of August, 2020 by and between XG Sciences, Inc. a Michigan corporation (“XGS" or the “Employer” and collectively with any entity that is wholly or partially owned by XGS, the “Company”), located at 3101 Grand Oak Drive, Lansing, MI 48911 and Robert Blinstrub, (“Executive”), an individual who resides at 13925 Old Coast Road, Unit #1402, Naples, FL 34110.

RECITALS:

WHEREAS, the Company is engaged in the business of researching, developing, manufacturing, and selling graphene nanoplatelets and certain other value-added products that contain graphene nanoplatelets; and

WHEREAS, XGS desires to employ Executive as an officer in the full-time capacity of Chief Executive Officer, and Executive desires to be employed by XGS in such capacity, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and Executive agree as follows:

1.           Employment Period. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, XGS shall employ Executive as an officer, and Executive agrees to serve as President and Chief Executive Officer (“CEO”), and accepts such employment beginning on August 27, 2020 (the “Effective Date”). This Agreement shall remain in effect until either party delivers a written notice of a termination pursuant to Section 5 hereof. For purposes of this Agreement, the period from the Effective Date until the termination of Executive’s employment shall hereinafter be referred to as the “Term”. Executive’s employment pursuant to this Agreement shall be “at will” as such term is construed under Michigan law.

2.           Title and Duties. During the period from the Effective Date through the Term, XGS shall employ Executive as its President and CEO, and Executive accepts employment in such capacity. Executive will report to and be subject to the general supervision and direction of the Board of Directors of the Company (“Board”). If requested, Executive will serve in similar capacities for each or any subsidiary of XGS without additional compensation. Executive shall perform such duties as are customarily performed by someone holding the title of President and CEO in the same or similar businesses or enterprises as that engaged in by the Company and such other duties as the Board may assign from time to time. Executive agrees that upon his termination from the Company for any reason, he will be deemed to have automatically resigned from the Board on the same date, unless the Company otherwise agrees in writing.

3.           Compensation and Benefits of Executive. The Company shall compensate Executive for Executive's services rendered under this Agreement as follows:

a)	Base Salary. The Company shall pay Executive an annualized base salary (the “Base Salary”) as follows:

1)	Such Base Salary shall start out at $350,000 per annum, subject to applicable withholdings required by law, but will be increased according to the following schedule after the Company has met the thresholds established for each such increase:

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10% increase after the Company achieves $4 million of GAAP revenue per quarter for two consecutive fiscal quarters, provided that, unless otherwise agreed to in writing by the Compensation Committee of the Board (the “Compensation Committee”), 100% of GAAP revenue from i) Callaway Golf Company’s use of the Company’s products in golf balls, ii) FMS Global Services (“FMS”) or any consignee of FMS, and Advanced Graphene Solutions or any other company selling products to D.R. Horton, Inc. or any affiliates of the foregoing clients (collectively, the “Revenue Exclusions”) shall be subtracted from the Company’s total GAAP revenue for the purpose of measuring performance against this threshold until the quarter ending June 30, 2021 and thereafter only 50% of such Revenue Exclusions shall be subtracted from total revenue for the purpose of measuring performance against this threshold (all revenue subtracted from total revenue for the purpose of measuring performance against this threshold at any given time shall hereafter generally be referred to as “Revenue Carveouts” for the purposes of this Agreement);

10% increase after the Company achieves $6 million of GAAP revenue excluding Revenue Carveouts per quarter for two consecutive fiscal quarters; and

10% increase after the Company achieves $8 million of GAAP revenue excluding Revenue Carveouts per quarter for two consecutive fiscal quarters.

2)	During the first two years after the Effective Date, Executive will receive 40% of his Base Salary in cash, subject to applicable withholdings required by law, in equal installments at time periods that are consistent with the normal Company payroll policy and 60% of his Base Salary in convertible secured notes of the Company in the form attached hereto as Exhibit A (“Notes”), which shall be issued monthly in arrears or such other time as is mutually agreed upon by Executive and the Compensation Committee. Notwithstanding the foregoing, the Company shall have the right to begin paying Executive in cash in lieu of Notes at any time during this period in its sole discretion. Executive acknowledges that the issuance of Notes is fully taxable as compensation to him and authorizes the Company to withhold taxes on the value of the Notes as part of its normal payroll practice and that all applicable withholdings required by Law will be deducted from the portion of Executive’s Base Salary paid in cash. Executive further acknowledges that any Notes issued to him will be subject to the terms of the Subscription Agreement attached hereto as Exhibit B (“Subscription Agreement”), and that the Exchange Rights (as defined in the Subscription Agreement) will only be available to Executive during the period in which the private placement of Units (as described in the Subscription Agreement) is ongoing.

3)	Beginning on the third anniversary of the Effective Date, the Company shall pay 100% of the Base Salary in effect in cash in equal installments and subject to applicable withholdings required by law at time periods that are consistent with the normal Company payroll policy.

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b)	Bonus. Executive will be eligible for a performance-based bonus as a participant in the Company’s Management Incentive Plan (“MIP”), which shall set annual target incentives for the Executive and other senior ranking employees that are determined by the Compensation Committee, and that in the case of the Executive, up to 80% of such annual target incentives may be based on Company performance measures such as GAAP revenue or Adjusted EBITDA based on the Company’s annual budget for such year, or such other measures as determined by the Committee for the fiscal year. The Company will target an annual bonus payout of 66-2/3% of the Executive’s Base Salary for the year for which such bonus is applicable (the “Target Bonus”) based on whether the company and individual performance objectives specified in such year’s MIP framework for the Executive have been met. Executive understands and acknowledges that (i) he must be an employee of the Company on December 31st of any given fiscal year in order to be eligible to receive all or any portion of a bonus for such fiscal year, provided that, upon a termination without Cause, for Good Reason, death or Disability, the Executive shall be entitled to receive a prorated portion of such bonus for the period up to the deemed date of termination, and ii) for the fiscal year ending December 31, 2020, such bonus will be prorated based on the actual time in which Executive was employed for such fiscal year. Upon meeting the performance thresholds established by the Compensation Committee in the MIP for any such year, the actual bonus payout for such year will be no less than 100% of the Target Bonus, but may be reduced to as low as 50% of the Target Bonus for partial performance. Executive understands and acknowledges that the Compensation Committee may set minimum revenue thresholds, below which no Company performance or individual bonuses are paid, except for discretionary bonuses approved by the Compensation Committee. However, the Executive shall also be eligible to receive up to 150% of the Target Bonus in the event that the Company’s and/or the Executive’s performance exceeds the performance thresholds set for the Target Bonus and meets the criteria for 150% payout established by the Compensation Committee. The Company agrees to work with Executive in good faith to establish mutually agreed upon reasonable MIP performance objectives for the fiscal year ending December 31, 2020 within forty-five (45) days of the Effective Date of this Agreement. During the first two years from the Effective Date, the Company shall have the right to pay 60% of any bonus payable in the form of Notes in a manner consistent with Section 3(a)(2) above.

c)	Benefits. Subject to the eligibility requirements and enrollment provisions of the Company’s employee benefit plans, Executive may, to the extent he so chooses, participate in any and all of the Company’s employee benefit plans for qualified members of Executive’s family at the Company’s expense to the extent permitted by the terms of such employee benefit plans and applicable law. All Company benefits are identified in the Employee Handbook and are subject to change without notice or explanation. In addition, subject to the eligibility requirements and enrollment provisions of the Company’s executive benefit programs, Executive shall also be eligible to participate in any and all other benefits programs established for officers of the Company.

d)	Stock Options. The Company agrees that it will use commercially reasonable efforts to complete a 409A valuation analysis, using the Company’s third-party stock-based compensation and valuation expert, Blue Abaco Consulting, Inc., or such other third-party valuation expert mutually agreed upon by the Company and the Executive, to determine the fair market value per share (the “FMV/Share”) of its Common Stock within ninety (90) days of the Effective Date of this Agreement. The Company further agrees to use commercially reasonable efforts to amend its current Equity Incentive Plan to (x) increase the number of shares authorized for issuance under such plan (the “Plan Amendment”, and such Equity Incentive Plan, as amended, the “Plan”), and (y) have a majority of the Company’s shareholders approve such Plan Amendment within one hundred fifty (150) days of the Effective Date of this Agreement. The Company also agrees that promptly upon completion of all of the foregoing prerequisites, it will issue to the Executive an option to purchase 5% of the fully diluted (as converted) shares of the Company’s Common Stock, on the terms and conditions listed below (the “Option”). The shares underlying such Option (“Shares”) will have a strike price equal to the greater of: a) the FMV/Share determined in the Section 409A valuation analysis, or b) $4.80/share, unless the Company determines after consulting with Executive that a greater strike price is required to prevent the Option from becoming subject to Section 409A of the Internal Revenue Code of 1986, as amended. The vesting provisions of such Shares shall be as outlined below. The Shares shall be treated as incentive stock options (ISOs) to the maximum extent permitted under applicable law, and the remainder of the Shares, if any, shall be treated as non-qualified stock options. The grant of the Option will be subject to the terms and conditions of the Plan and will be evidenced by a separate option agreement in form and substance equivalent to the form attached hereto as Exhibit C (the “Option Agreement”) which will be executed by the Company and Executive on the Option grant date. So long as Executive remains employed by the Company, the Option will have a ten-year term before expiration and the vested portion of such Option shall be exercisable in whole or in part at any time before expiration at the discretion of the Executive. Nothing herein shall preclude XGS from granting Executive additional equity compensation under the Plan or its successor.

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1)	Time-based Options – Forty percent (40%) of the Shares underlying such Option will vest according to the passage of time on the following schedule:

10%	of the shares will vest on the Date of Grant;

10%	of the shares will vest on the first anniversary of the Date of Grant; and

2.5%	of the shares will vest at the first day of the first full calendar quarter after the first anniversary of the Date of Grant and at the beginning of each succeeding calendar quarter thereafter, such that an additional (i) 10% of the shares will have vested prior to the second anniversary of the Date of Grant, and (ii) 10% of the shares will have vested prior to the third anniversary of the of the Date of Grant.

2)	Performance-based Options - Sixty percent (60%) of the Shares underlying such Option will be performance-based options and will vest according to the whether or not the following Company performance metrics are achieved:

10%	of the shares will vest immediately after the Company has achieved GAAP revenue of at least $1.0 million, excluding Revenue Carveouts, per three-month period for two consecutive rolling three-month periods, with such monthly revenue subject to quarterly true-ups made in conjunction with the preparation of the Company’s quarterly financial statements;

10%	of the shares will vest immediately after the Company has achieved GAAP revenue of at least $2.0 million, excluding Revenue Carveouts, per three-month period for two consecutive rolling three-month periods, with such monthly revenue subject to quarterly true-ups made in conjunction with the preparation of the Company’s quarterly financial statements;

10%	of the shares will vest immediately after the Company has achieved GAAP revenue of at least $3.0 million, excluding Revenue, per three-month period for two consecutive rolling three-month periods, with such monthly revenue subject to quarterly true-ups made in conjunction with the preparation of the Company’s quarterly financial statements;

10%	of the shares will vest immediately after the Company has achieved GAAP revenue of at least $4.0 million, excluding Revenue Carveouts, per three-month period for two consecutive rolling three-month periods, with such monthly revenue subject to quarterly true-ups made in conjunction with the preparation of the Company’s quarterly financial statements;

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10%	of the shares will vest immediately after the Company has achieved GAAP revenue of at least $5.0 million, excluding Revenue Carveouts, per three-month period for two consecutive rolling three-month periods, with such monthly revenue subject to quarterly true-ups made in conjunction with the preparation of the Company’s quarterly financial statements; and

10%	of the shares will vest immediately after the Company has achieved GAAP revenue of at least $6.0 million, excluding Revenue Carveouts, per three-month period for two consecutive rolling three-month periods, with such monthly revenue subject to quarterly true-ups made in conjunction with the preparation of the Company’s quarterly financial statements.

Executive understands that, pursuant to the Plan, upon termination of his employment, he will only have ninety (90) days to exercise any vested portion of the Options. All Options awarded pursuant to this Section 3(d) will contain a provision in the Option Agreement that allows for immediate vesting of any unvested portion of the Options in the event of a Trigger Event as defined in the Option Agreement.

e)	Personal Time-Off and Holidays. Executive’s personal time-off (“PTO”) and holidays shall be consistent with the standards set forth in the Company’s Employee Handbook, as revised from time to time or as otherwise published by the Company. Notwithstanding the previous sentence, Executive will be eligible for two hundred forty (240) hours of PTO/year, which will accrue on a pro-rata basis throughout the year, provided, however, that it is the Company’s policy that no more than sixteen hours (16) hours of PTO can be accrued beyond this annual limit for any employee at any time. Thus, when accrued PTO reaches two hundred fifty-six (256) hours, Executive will cease accruing PTO until accrued PTO is two hundred forty (240) hours or less, at which point Executive will again accrue PTO until he reaches two hundred fifty-six (256) hours. In addition to PTO, there are also nine (9) paid national holidays and one (1) “floater” day available to Company employees. Executive agrees to schedule such PTO so that it minimally interferes with the Company’s operations. Executive further understands and acknowledges that pursuant to Company policy, the Company does not pay out unused PTO to employees upon their termination for any or no reason.

f)	Reimbursement of Normal Business Expenses. The Company will reimburse all reasonable business expenses of Executive, including, but not limited to, business-related travel, meals and entertainment expenses in accordance with the Company’s polices for such reimbursement, in effect from time to time.

g)	Section 409(A) Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as amended, and applicable regulatory guidance thereunder (the “Code”). Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv), such that any in-kind benefits and reimbursement provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Code Section 105(b), and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

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Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to the Severance Benefits described in Section 5(b) below are intended to be exempt from treatment as nonqualified differed compensation under Code Section 409A to the maximum extent permitted by the Code and applicable Treasury Regulations, including exemptions under Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409(A)-1(b)(4) (short-term deferrals). Payments provided under this Agreement may only be made in a manner that complies with Code Section 409A or an applicable exemption.

4.           Performance of Duties. During Executive’s employment with the Company, Executive agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Board. Executive further agrees to perform his duties in a diligent, trustworthy and business-like manner to the best of his ability, talent, and experience and, unless otherwise agreed upon with the Company in writing, to render his full working time and attention to the Company during normal business hours (excluding Federal holidays) unless otherwise on PTO. The Company agrees that Executive may continue to serve on the Board of Directors of DESiN, LLC (aka Independent Feeding Devices) and on the advisory Board of Neuvotec, LLC, an investment firm, during the term of this Agreement, and Executive agrees that he will not serve on an any other boards during the Term, provided, however, should Executive resign from one or both of the forgoing Boards, the Company agrees generally that Executive may serve on one (1) other “for profit” corporate board in addition to the Board of the Company, and one (1) non-profit, charitable, or other organizational Board during the Term.

5.           Termination. The parties agree that any termination of the Executive under this Agreement will be governed as follows:

a)	By the Company for Cause. The Company shall have the right to terminate this Agreement and to discharge the Executive for Cause (as defined below), at any time during the Term. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	failure to materially perform and discharge the duties and responsibilities of Executive under this Agreement after receiving written notice and allowing Executive ten (10) business days to create a plan to cure such failure(s), such plan being reasonably acceptable to the Board of Directors, and a further thirty (30) days to cure such failure(s), if so curable, provided, however, that after one such notice has been given to Executive and the thirty (30) day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures of the same or substantially similar type having occurred within twelve (12) months of the first instance under this provision, or

(ii)	any breach by Executive of the material provisions of this Agreement after receiving written notice and allowing Executive ten (10) business days to create a plan to cure such breach(es), such plan being reasonably acceptable to the Board of Directors, and a further thirty (30) days to cure such breaches(es), if so curable, provided, however, that after one such notice has been given to Executive and the thirty (30) day cure period has lapsed, the Company is no longer required to provide time to cure subsequent breaches of the same or substantially similar type having occurred within twelve (12) months of the first instance under this provision; or

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(iii)	felony conviction involving the personal dishonesty or moral turpitude of Executive; or a determination by the Board, after consideration of all available information, that Executive has willfully and knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence or any other activities that would be reasonably likely to subject the Company to criminal or material civil liabilities; or

(iv)	engagement in illegal drug use or abuse of alcohol or prescription drugs that, in the good faith opinion and sole discretion of the Board, prevents Executive from performing his duties, or

(v)	any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Executive which the Board reasonably believes was done intentionally by Executive; or

(vi)	willful misconduct, recklessness or gross negligence by the Executive in respect of the duties or obligations of the Executive under this Agreement and/or the Confidentiality, Non-Solicitation or Non-Competition Agreement which the Board reasonably believes has had or will have a material impact on Company.

Any termination for Cause pursuant to this Section shall be given to the Executive in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Executive for Cause; provided that no termination for Cause can occur unless and until a copy of a resolution duly adopted by the affirmative vote of the Board (excluding the Executive, if the Executive is a member of the Board) is delivered to the Executive stating that in the opinion of the Board the Executive was guilty of the conduct set forth above in clauses (i), (ii), (iii), (iv), (v) and/or (vi) of this Cause definition and specifying the conduct of Executive at issue. The meeting of the Board referenced in the immediately preceding sentence may be held by telephonic or other means and may be held on an expedited basis without any amount of advance notice required for regular Board meetings. However, prior to or during such meeting of the Board, Executive shall be given an opportunity to be heard by the Board concerning any dispute Executive may have regarding whether Cause exists.

If an Executive is terminated for Cause, the Executive shall only be entitled to receive his accrued and unpaid Base Salary and other benefits pursuant to Section 3(c) through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

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b)	Termination by Company Without Cause. At any time during the Term, the Company shall have the right to terminate this Agreement and to discharge the Executive without Cause effective upon delivery of written notice to the Executive. If the Company terminates the Executive without “Cause” for any or no reason, then the Company agrees that for a period of six (6) months from the date of notice of termination (the “Severance Period”), it will pay as severance (i) the Executive’s Base Salary in effect on the date of termination in accordance with and at the times specified in Section 3(a) and a prorated bonus in accordance with Section 3(b); provided, however, the prorated portion of any bonus due shall not be payable until the time in which bonus payments for such year are made to all MIP participants (collectively, “Severance Payments”), and (ii) 100% of the COBRA premiums for the Executive’s and Executive’s family health insurance benefits, as permitted by COBRA and under the policy provisions as they then may apply (“COBRA Benefit”, and the Severance Payments collectively with the COBRA Benefit, the “Severance Benefits”). However, if the Company determines in its sole discretion that it cannot provide the COBRA Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act) or incurring an excise or penalty tax, the Parties agree to reform this Section 5(b) as required by law. The prorated portion of any bonus that would be due and payable for the year in which termination occurs shall be calculated by annualizing any financial metrics of the Company (e.g., revenue, adjusted EBITDA, etc.) that may be specified as Company performance metrics in the MIP up to the most recent full month prior to the written notice of termination and comparing such annualized figures to the performance thresholds for the Executive outlined in the MIP that was in effect for such year at the time the written notice of termination was delivered to the Executive. Executive agrees that he will provide reasonable assistance to Company personnel during the Severance Period in order to provide a smooth transition of Executive’s responsibilities to new personnel; provided, however, Company agrees that Executive will not have any obligation to represent the Company in any way during the Severance Period.

Executive further agrees that in the event that he obtains employment during the Severance Period, he will promptly notify the Company. Provided that such employment does not violate the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement, the Severance Payments will continue to be paid. Other than the Severance Benefits which is conditioned as described above, the Company shall have no further obligation to the Executive after the date of termination.

The Executive acknowledges and agrees that any and all Severance Benefits to which he may be entitled under this Section 5(b) following a termination without Cause are conditioned upon and subject to his execution of a general waiver and release in the form attached hereto as Exhibit D.

c)	By Resignation of the Executive. The Executive may terminate his employment hereunder for any reason or without reason, upon giving sixty (60) days written notice to the Company. Notwithstanding the foregoing, a resignation by Executive “For Good Reason” shall mean, without Executive’s consent, the occurrence of any of the following circumstances:

(i)	A Material Diminution of Executive’s Base Salary;

(ii)	A change in Executive’s title or position within XGS or its successor, where such change represents a material diminution of Executive’s level of responsibility, duties or authority;

(iii)	The failure to complete the valuation for the FMV/Share in accordance with Section 3(d) within one hundred twenty (120) days of the Effective Date of this Agreement;

(iv)	The failure of the shareholders of XGS to approve the Plan Amendment in accordance with Section 3(d) within one hundred eighty (180) days of the Effective Date of this Agreement; or

(v)	A material breach by XGS of the terms of this Agreement.

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For purposes of this Agreement, a “Material Diminution” in Base Salary means any reduction in the Base Salary of Executive unless (x) the Board has approved a reduction in Base Salary for all salaried staff of the Company who earn at least $200,000 per year in base salary, and (y) the percentage of reduction for the Executive is not greater than the percentage of the average reduction for all salaried staff of the Company who earn at least $200,000 per year in base salary.

In the event Executive’s resignation is For Good Reason, Company shall pay to Executive the Severance Benefits set forth in Section 5(b) as if the Company had terminated this Agreement without Cause. In the event of a resignation by Executive that does not meet the criteria for being a resignation For Good Reason, Executive shall only be entitled to any accrued but unpaid salary, and other benefits pursuant to Section 3(c) through the termination date, and the Company shall have no further obligations under this Agreement from and after the date of termination.

The Executive agrees that during such sixty (60) day period no more than one week of unused PTO may be utilized without the Company’s written consent. During such sixty (60) day period, Executive shall also comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive’s termination of employment longer than sixty (60) days beyond the Executive’s original notice of termination.

d)	Disability of the Executive. This Agreement may be terminated by the Company upon the Disability of the Executive. "Disability" shall mean a disability within the meaning of Section 22(e)(3) of the Code. In the event the Company has purchased disability insurance for Executive, the Executive shall be deemed disabled if he is disabled as defined by the terms of the disability policy. In the event Company has purchased a disability policy, Executive shall be entitled to the payments thereunder, subject and pursuant to the Company’s contract with the disability insurance carrier. In addition, on the date that the Executive is deemed to have a Disability, this Agreement will be deemed to have been terminated and the Executive shall be entitled to receive from the Company his accrued and unpaid Base Salary and a prorated bonus in accordance with and at the times specified in Section 3(a) and Section 3(b) and other benefits pursuant to Section 3(c) through the termination date or other applicable date, as the case may be; provided, however, the prorated portion of any bonus due shall not be payable until the normal time of bonus payments for all MIP participants. Other than as set forth in this subsection 5(d), the Company shall have no further obligations under this Agreement from and after the date of termination due to Disability.

e)	Death of the Executive. In the event of the death of Executive, the employment of the Executive by the Company shall automatically terminate on the date of the Executive's death and the Company shall be obligated to pay Executive’s estate, or if written instructions signed by the Executive have been provided to the Company prior to the Executive’s death which designates his specific next of kin, pay such designated next of kin the Executive’s accrued and unpaid Base Salary and a prorated bonus in accordance with and at the times specified in Section 3(a) and Section 3(b) and other benefits pursuant to Section 3(c) through the termination date or other applicable date, as the case may be; provided, however, the prorated portion of any bonus due shall not be payable until the normal time of bonus payments for all MIP participants. Other than as set forth in this subsection 5(e), the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Executive.

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6.            Confidentiality, Non-Compete & Non-Solicitation Agreement. Executive agrees to the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto as Exhibit E (the “Confidentiality Agreement”) and has signed that Agreement. Such Confidentiality Agreement is hereby incorporated into and made a part of this Agreement.

7.            Importance of Certain Clauses. Executive and Employer agree that the covenants contained in the Confidentiality Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of the Employer. As such, because the Employer's continued business and viability depend on the protection of Confidential Information (as such term is defined in the Confidentiality Agreement), non-solicitation and non-competition, as well as the other provisions in the Confidentiality Agreement, these clauses are interpreted by the parties to have applicability as may be allowed by law and Executive understands and acknowledges his understanding of same.

8.            Consideration. Executive acknowledges and agrees that the provision of employment under this Agreement with the compensation and benefits specified in Section 3 hereof and the execution by the Employer of this Agreement constitute full, adequate and sufficient consideration to Executive for the Executive's duties, obligations and covenants under this Agreement and under the Confidentiality Agreement incorporated into this Agreement.

9.            Acknowledgement of Post Termination Obligations. To the extent it is known or applicable at the time of the termination of employment hereunder, Executive shall provide the Employer with information concerning Executive's subsequent employer and the capacity in which Executive will be employed. For the avoidance of doubt, Executive shall have an affirmative obligation to disclose to the Company any employment with a competitor of the Company. Further, Executive shall have an affirmative obligation to disclose the existence of applicable restrictive covenants under Section 6 of this Agreement to any subsequent prospective employer. If Executive shall fail to promptly disclose accurately and fully to the Company at the time of Executive’s termination the existence of any agreement or understanding between Executive and a competitor of the Company, the applicable term of any restrictive covenant pursuant to Section 6 of this Agreement shall be extended by adding to the end of the applicable term a number of days equal to the number of days between the termination of employment and the required disclosure.

10.          Withholding. All payments made to Executive shall be made net of any applicable withholding for income taxes and Executive's share of FICA, FUTA or other employment taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.	Certain Representations.

a)	Representations of Executive. Executive represents and warrants to Company that to the best of Executive’s knowledge and judgment (a) nothing in his past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his ability to serve as the Chief Executive Officer of a publicly-traded company or materially damage his credibility with public shareholders; (b) there are no restrictions, agreements, or understandings whatsoever to which he is a party which would prevent or make unlawful his execution of this Agreement or employment hereunder, (c) Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, (d) Executive is free and able to execute this Agreement and to continue employment with Company, and (e) Executive has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for the Company. Executive also represents and warrants that he will abide by the Company’s Code of Business Conduct and Ethics and Securities Trading Policy in whatever forms as they may exist at all times while employed by the Company or on the Board of Directors of the Company. Executive further agrees that, on or prior to the Effective Date, he will execute acknowledgments of the Company’s a) current Code of Business Conduct and Ethics as is attached hereto as Exhibit F, and b) current Securities Trading Policy as is attached hereto as Exhibit G.

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b)	Representations of Company. Company represents and warrants to Executive that (a) the Compensation Committee has approved the granting of the Option in accordance with the terms of this Agreement and the Stock Option Agreement attached hereto as Exhibit C, and (b) the Board has approved this Agreement and the transactions contemplated herein and will recommend to the shareholders of the Company the approval of the amendments to the Plan described above in Section 3(d).

12.          Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

13.          Entire Agreement. This Agreement, together with the other documents referenced herein, reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or he has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on it or his own judgment in entering into this Agreement.

14.          Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Except as specified herein, Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

15.          Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, a) if to the Employer, at the Employer’s then current headquarters location, and b) if to Executive, at the most recent address on file with the Company for Executive or to such subsequent addresses as either party shall so designate in writing to the other party.

16.          Remedies. If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

17.          Amendment/Waiver. No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement which signed by both parties and which specifies any such waiver, modification, amendment or change. No waiver by the Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

18.          Governing Law, Venue and Jurisdiction. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Michigan without regard to any conflicts of laws, statutes, rules, regulations or ordinances. Executive consents to personal jurisdiction and venue in the Circuit Court in and for Ingham County, Michigan regarding any action arising under the terms of this Agreement and any and all other disputes between Executive and Employer.

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19.          Arbitration. Any and all controversies and disputes between Executive and Employer arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its employment rules.  Any fees paid to the arbitrator or the American Arbitration Association shall be borne exclusively by Employer. The process for selecting a single unbiased arbitrator shall be decided between Employer and Executive.  If Executive and Employer are unable to agree upon a single unbiased arbitrator the selection rules imposed by the AAA shall be used.  Any arbitration action brought pursuant to this section shall be heard in Lansing, Michigan.  The arbitration shall be governed by the Michigan Uniform Arbitration Act (MCL Section 691.198 et seq.) and judgment upon the award rendered by the arbitration may be entered by any court having jurisdiction over such award.  The Circuit Court in and for Lansing, Michigan shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality, Non-Solicitation and Non-Compete Agreement. The arbitration proceedings shall be recorded, a transcript produced, and the arbitrator shall issue written findings of fact and conclusions of law in support of the arbitrator’s decision.

20.          Headings. The titles to the sections of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

21.          Miscellaneous Terms. The parties to this Agreement declare and represent that:

a.	They have read and understand this Agreement;

b.	They have been given the opportunity to consult with an attorney if they so desire;

c.	They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion; and

d.	They have retained signed copies of this Agreement for their records.

22.          Counterparts. This Agreement may be executed in counterparts and by facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

Signatures appear on the following page.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

XG SCIENCES, INC., a Michigan Corporation

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Authorized Representative

EXECUTIVE:

/s/Robert Blinstrub
Robert Blinstrub

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EXHIBIT A

Form of Convertible Secured Promissory Note

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EXHIBIT B

Form of Subscription Agreement

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EXHIBIT C

Form of Stock Option Agreement

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EXHIBIT D

Form of Release

In consideration of the Severance Benefits, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges XG Sciences, Inc., and its related affiliates, subsidiaries, parents, predecessors, and successors, and all of its respective past and present officers, directors, stockholders, partners, members, Executives, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act of 1990; the Age Discrimination in Employment Act; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002; the Rehabilitation Act of 1973; Executive Order 11246; Executive Order 11141; the Fair Credit Reporting Act; Sections 1981 and 1983 of the Civil Rights Act of 1866; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Immigration Reform and Control Act; the Equal Pay Act; any local, state, federal or foreign whistleblower statute, regulation, ordinance or law, including the Michigan Whistleblowers Protection Act, the Florida Whistleblower Act of 1986 and 1991 and whistleblower claims under the Florida Workers’ Compensation law; the Fair Labor Standards Act; the Consolidated Omnibus Reconciliation Act; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the Older Workers’ Benefits Protection Act; the Executive Retirement Income Security Act of 1974; the Michigan Elliott-Larsen Civil Rights Act (ELCRA); the Michigan Persons with Disabilities Civil Rights Act; the Bullard-Plawecki Employee Right to Know Act; the Michigan Workforce Opportunity Wage Act; the Michigan Occupational Safety and Health Act (MIOSHA); the Michigan Social Security Number Privacy Act; the Michigan Internet Privacy Protection Act; the Florida Civil Rights Act; any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this Agreement including the terms and conditions of Executive’s employment and the termination of Executive’s employment.

As a part of this Agreement, Executive expressly agrees to the release of any rights or claims arising out of the Age Discrimination in Employment Act (“ADEA,” 29 U.S.C. § 621, et seq.), as amended, including the Older Workers Benefit Protection Act, and in connection with such waiver: (a) Executive is hereby advised to consult with an attorney prior to signing this Agreement; (b) Executive shall have a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of this Agreement; and (c) Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of the Agreement, and the waiver and release shall not be effective or enforceable until the seven (7) day period has expired. As between Executive and the Released Parties, this Agreement does not constitute a waiver of any claim under the ADEA that may arise after the date of the execution of this Agreement.

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Executive understands that, by releasing all of Executive’s legally waiveable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this Agreement including the terms and conditions of Executive’s employment and the termination of Executive’s employment.

Nothing in this Agreement shall be construed to prohibit Executive from contacting, filing a charge or participating in any proceeding or investigation by the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or other government agency (collectively “Government Agencies”). Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or on Executive’s behalf, with the exception of any award by the SEC.

The Company and Executive agree that this release may be adjusted to address other state or local laws that may apply depending upon the applicable law at the time of termination.

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EXHIBIT E

Confidentiality, Non-Compete and Non-Solicitation Agreement

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EXHIBIT F

XG Sciences, Inc. Code of Business Conduct and Ethics Currently in Effect

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EXHIBIT G

XG Sciences, Inc. Securities Trading Policy Currently in Effect

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